Exhibit 99.1

GOLD FIELDS INTERNATIONAL
A GREAT DEAL ALL ROUND

Gold Fields and IAMGold
have modified the terms of their proposed
transaction:

•	Gold Fields’ international assets will still combine with IAMGold’s assets to create an exciting new gold major firmly in South African hands.

•	Gold Fields will still hold a controlling 70% share of the new organisation, to be renamed Gold Fields International, appoint the CEO and have 7 out of the 10 seats on its Board.

BUT NOW

•	Gold Fields’ cash contribution to the combined entity has been reduced by US$200m.

VOTE YES
TO THE REVERSE TAKEOVER OF
IAMGOLD AND THE CREATION OF
GOLD FIELDS INTERNATIONAL

For more information: www.goldfields.co.za

In the United States, Gold Fields Limited (“Gold Fields”) will file a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website. The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other. This document contains forward-looking statements with respect to Gold Fields’ financial condition, results of operations, business strategies, operating efficiencies, competitive position, growth opportunities for existing services, plans and objectives of management, markets for stock and other matters. These forward-looking statements are subject to a number of risks and uncertainties and the events discussed herein may not occur.